Exhibit 10.3

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

dated as of

February 2, 2021

by and among

SUPERIOR ENERGY SERVICES, INC.

and

EACH OF THE STOCKHOLDERS PARTY HERETO

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Definitions	1

ARTICLE 2
CORPORATE GOVERNANCE; CERTAIN COVENANTS

Section 2.01.	Composition of the Board of Directors	8
Section 2.02.	Removal	10
Section 2.03.	Vacancies	11
Section 2.04.	Meetings	11
Section 2.05.	Compensation	11
Section 2.06.	Action by the Board of Directors	11
Section 2.07.	Actions Requiring Board Consent	13
Section 2.08.	Charter or Bylaw Provisions	15
Section 2.09.	Notice of Meeting	15
Section 2.10.	Termination of Rights	15

ARTICLE 3
OBSERVER RIGHTS

Section 3.01.	Board Observer Rights	15

ARTICLE 4
PREEMPTIVE RIGHTS; TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS; FUNDAMENTAL TRANSACTIONS

Section 4.01.	Preemptive Rights	16
Section 4.02.	Tag-Along Rights	19
Section 4.03.	Drag-Along Rights	21
Section 4.04.	Fundamental Transactions	24
Section 4.05.	Tolling	24

ARTICLE 5
INFORMATION

Section 5.01.	Information Rights	25
Section 5.02.	Confidentiality; Sale Support	25

ARTICLE 6
MISCELLANEOUS

Section 6.01.	General Transfer Restrictions; Joinder	27

i

Schedule A – Stockholders

Exhibit A – Form of Joinder

ii

STOCKHOLDERS AGREEMENT, dated as of February 2, 2021 (this “Agreement”), by and among (i) Superior Energy Services, Inc., a Delaware corporation (the “Corporation”), (ii) each Person (as defined below) identified on Schedule A hereto, who is deemed a party to this Agreement pursuant to the Plan of Reorganization (as defined below) and (iii) any other Person who shall hereafter become a Party hereto as set forth herein (each Person in clauses (ii) and (iii), a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, each of the Stockholders party hereto as of the date hereof received Common Stock (as defined below) of the Corporation pursuant to the Plan of Reorganization of Superior Energy Services, Inc. (“SPN”) and certain of its Subsidiaries and Affiliates under Chapter 11 of Title 11 of the United States Code approved by the United States Bankruptcy Court for the Southern District of Texas (as the same may have been or may be subsequently modified, supplemented and amended, the “Plan of Reorganization”);

WHEREAS, pursuant to the Plan of Reorganization, any Person that is to receive shares of Common Stock pursuant to the Plan of Reorganization shall be a party to this Agreement and deemed to be bound to the terms of this Agreement from and after the date hereof, even if not a signatory hereto;

WHEREAS, all Persons who after the date hereof are issued Common Stock or receive Common Stock pursuant to a Transfer from an existing holder of Common Stock or otherwise must become a party to this Agreement by signing a joinder agreement in the form of Exhibit A hereto; and

WHEREAS, the Corporation and the Stockholders desire to establish in this Agreement certain rights and obligations of the Parties relating to the governance of the Corporation.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Accelerated Buyer” has the meaning set forth in Section 4.01(g).

“Accelerated Sale Notice” has the meaning set forth in Section 4.01(g).

“Affected Stockholder” has the meaning set forth in Section 6.06.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Affiliate Transaction” means any contract, agreement, transaction or other arrangement (whether written or unwritten) between the Corporation or any of its Subsidiaries, on the one hand, and (i) any Person (together with its Related Persons) directly or indirectly owning, controlling or holding the power to vote (including pursuant to a contract, agreement, arrangement or other understanding), 10% or more of the Aggregate Common Stock, or any officer, director or Affiliate of any such person or such person’s Related Persons, (ii) any officer or director of the Corporation or any of its Subsidiaries or any Affiliate of any of the foregoing persons (excluding any compensation arrangements approved by the Board of Directors or a committee of the Board of Directors), or (iii) any members of the “immediate family” (as such terms are respectively defined in Rule 16a-1 of the Securities Exchange Act of 1934) of any of the persons referenced in clause (i) or clause (ii) (any Person described in clauses (i), (ii) or (iii), a “Related Party”), on the other hand provided, that it shall not include any contract, agreement, transaction or other arrangement that is solely between the Corporation and/or any one or more of its wholly-owned Subsidiaries.

“Aggregate Common Stock” means, as of any given date, the aggregate number of issued and outstanding shares of Class A Common Stock and Class B Common Stock as of such date.

“Agreement” has the meaning set forth in the Preamble.

“Board of Directors” means, as of any date, the Board of Directors of the Corporation in office on that date.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in the State of New York are authorized or required by Law to close for business.

“Bylaws” means the Amended and Restated Bylaws of the Corporation (as amended).

“Charter” means the Amended and Restated Certificate of Incorporation of the Corporation (as amended).

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Corporation.

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Corporation.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Competitor” means (i) any Person (together with its Related Persons) that owns or operates assets involved in providing drilling, completion and production-related services to oil and gas companies and/or related activities, other than the Corporation and its Subsidiaries (collectively, “Competing Companies”), (ii) any Person (together with its Related Persons) that directly or indirectly (A) holds equity interests in any Competing Company where such interests collectively represent greater than 50% of the asset value, or account for greater than 50% of the revenue of, such Person, or (B) controls (as such term is defined in the definition of “Affiliate”) any Competing Company or (iii) any other Person as determined from time to time that the Board of Directors reasonably determines poses, or may pose in the future, a material competitive risk to the Corporation or any of its Subsidiaries; provided that in the case of clauses (i) or (ii), the Board of Directors (excluding the vote of any Director appointed by, or otherwise affiliated with, a Competitor (as defined without giving effect to this proviso)) may determine in good faith that a Person that would be a Competitor pursuant to the foregoing clauses (i) or (ii) shall be deemed to not be a Competitor, notwithstanding clauses (i) or (ii) of this definition; provided further that each Stockholder identified on Schedule A hereto as of the date hereof shall be deemed not to be a Competitor.

“Confidential Information” means, with respect to the Corporation, all information concerning the Corporation and its Subsidiaries, including, but not limited to, ideas, business strategies, innovations and materials, all aspects of the business plan of the Corporation and its Subsidiaries, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Corporation or its Subsidiaries plan to conduct their respective businesses, all trade secrets, trademarks, tradenames and all intellectual property associated with the business of the Corporation and its Subsidiaries; provided that the term “Confidential Information” does not include information or material that:

(i)

is in the possession of a Stockholder at the time of disclosure by the Corporation or its Subsidiaries so long as, to the knowledge of such Stockholder, such information or material is not subject to any prior obligation of confidentiality owed to the Corporation or SPN or any of their respective Subsidiaries with respect to such information;

(ii)

before or after it has been disclosed to a Stockholder by the Corporation, or any of its Subsidiaries, becomes publicly available, not as a result of any action or inaction of such Stockholder or any of its Representatives in violation of this Agreement;

(iii)

is disclosed to a Stockholder or its Representatives by a third party not, to the knowledge of such Stockholder, in violation of any obligation of confidentiality owed to the Corporation or SPN or any of their respective Subsidiaries with respect to such information; or

(iv)

is independently developed (without the use of any Confidential Information) by a Stockholder or any of its Representatives without violating any confidentiality agreement with, or other obligation of secrecy to, the Corporation or SPN or any of their respective Subsidiaries.

“Debt Securities” means any and all (A) debt securities of the Corporation, (B) debt securities of any Subsidiary of the Corporation, (C) securities exchangeable into, or convertible or exercisable for, securities of the type specified in clause (A) or (B), and (D) options, warrants or other rights to acquire securities of the type specified in clause (A), (B) or (C); provided that Debt Securities shall not include: (1) securities issued to all holders of shares in connection with a stock split, payment of dividends or any similar recapitalization, reclassification, distribution, exchange or readjustment of such shares approved by the Board of Directors, or (2) securities issued upon the conversion, exchange or exercise of any securities convertible into or exchangeable or exercisable for securities (i) of the type specified in clause (1) or (ii) that were subject to the Securities Purchase Right or specifically excluded from the Securities Purchase Right.

“Corporation” has the meaning set forth in the Preamble.

“Director” means any member of the Board of Directors.

“Director Recipient” has the meaning set forth in Section 2.01(f).

“Drag-Along Buyer” has the meaning set forth in Section 4.03(a)(i).

“Drag-Along Percentage” means, for any Drag-Along Sale, a fraction the numerator of which is the number of shares of Common Stock proposed to be sold by the Drag-Along Sellers in such Drag-Along Sale and the denominator of which is the total number of shares of Common Stock owned by the Drag-Along Sellers immediately prior to such Drag-Along Sale.

“Drag-Along Portion” means, with respect to any Other Stockholder and for any Drag-Along Sale, and with respect to Class A Common Stock or Class B Common Stock, as applicable, (i) the number of shares of such Common Stock owned by such Other Stockholder immediately prior to such Drag-Along Sale, multiplied by (ii) the Drag-Along Percentage.

“Drag-Along Rights” has the meaning set forth in Section 4.03(a).

“Drag-Along Sale” has the meaning set forth in Section 4.03(a).

“Drag-Along Sale Notice” has the meaning set forth in Section 4.03(c).

“Drag-Along Sellers” has the meaning set forth in Section 4.03(a).

“Excess Shares” has the meaning set forth in Section 4.01(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” has the meaning set forth in Section 4.04.

“Goldentree Director” has the meaning set forth in Section 2.01(a)(i).

“Goldentree Stockholders” means GoldenTree Asset Management LP and its Affiliates and their affiliated investment funds, and investment funds, accounts, vehicles, and other entities that are managed, advised or sub-advised by them or their Affiliates, in each case that is a Stockholder.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Individual Excess Shares” has the meaning set forth in Section 4.01(d).

“IPO” has the meaning set forth in Section 4.01(f).

“Issuance Notice” has the meaning set forth in Section 4.01(b).

“Joinder” means a Joinder to this Agreement in substantially the form attached hereto as Exhibit A.

“Law” means all laws, statutes, ordinances, rules, regulations and orders of any Governmental Entity.

“Legal Proceeding” means any arbitration, audit, litigation, claim, action, investigation, proceeding, examination or suit (whether civil, criminal, or administrative) that is (or would be) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Listing” has the meaning set forth in Section 4.01(f).

“Majority Directors” has the meaning set forth in Section 2.01(a)(iv).

“Monarch Director” has the meaning set forth in Section 2.01(a)(ii).

“Monarch Stockholders” means Monarch Alternative Capital LP and its Affiliates and their affiliated investment funds, and investment funds, accounts, vehicles, and other entities that are managed, advised or sub-advised by them or their Affiliates, in each case that is a Stockholder.

“National Securities Exchange” means any U.S. national securities exchange, including, without limitation, the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market. For the avoidance of doubt, National Securities Exchange does not include an “over-the-counter” system or network.

“New Securities” means any and all (A) shares of Class A Common Stock, Class B Common Stock or other equity securities of the Corporation, (B) equity securities of any Subsidiary of the Corporation, (C) securities exchangeable into, or convertible or exercisable for, securities of the type specified in clause (A) or (B), and (D) options, warrants or other rights to acquire securities of the type specified in clause (A), (B) or (C); provided that New Securities shall not include: (1) securities issued to employees, officers, directors or consultants pursuant to any equity-based compensation or incentive plans approved by the Board of Directors or included in the Plan of Reorganization, (2) securities issued to all holders of shares in connection with a stock split, payment of dividends or any similar recapitalization, reclassification, distribution, exchange or readjustment of such shares approved by the Board of Directors, (3) shares of Class A Common Stock or Class B Common Stock issued or distributed pursuant to the Plan of Reorganization, (4) securities issued as consideration in any business combination, consolidation, merger or acquisition transaction or joint venture involving the Corporation or any of its Subsidiaries, (5) securities issued upon the conversion, exchange or exercise of any securities convertible into or exchangeable or exercisable for securities (i) of the type specified in clause (1), (2), (3) or (4) or (ii) that were subject to the Securities Purchase Right or specifically excluded from the Securities Purchase Right, (6) securities issued by any wholly owned Subsidiary of the Corporation to the Corporation or another wholly owned Subsidiary of the Corporation or (7) securities issued in an IPO.

“Observer” has the meaning set forth in Section 3.01.

“Organizational Documents” means the Charter and the Bylaws.

“Other Stockholders” has the meaning set forth in Section 4.03(a).

“Party” means each Person who is a party to this Agreement pursuant to the Plan of Reorganization, by virtue of signing this Agreement or by virtue of signing a Joinder.

“Party Ownership Percentage” means, with respect to any Stockholder or group of Stockholders, the aggregate number of shares of Class A Common Stock and Class B Common Stock owned by such Stockholder (together with its Related Persons) or group of Stockholders (together with their Related Persons) as of any date of calculation divided by the Aggregate Common Stock as of such date of calculation expressed as a percentage.

“Person” means any individual, firm, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Plan of Reorganization” has the meaning set forth in the Recitals.

“Preemptive Rightsholder” has the meaning set forth in Section 4.01(a).

“Preemptive Share” has the meaning set forth in Section 4.01(a).

“Proposed Transferee” has the meaning set forth in Section 5.02(b).

“Related Persons” means, with respect to a Person, and without duplication, (i) such Person’s Affiliates and (ii) any fund, account, investment vehicle or co-investment vehicle that is controlled, managed, advised or sub-advised by such Person or any of its Affiliates or the same investment manager, advisor or sub-advisor as such Person or any Affiliate of such investment manager, advisor or sub-advisor.

“Related Party” has the meaning set forth in the definition of “Affiliate Transaction.”

“Replacement Nominee” has the meaning set forth in Section 2.03(a).

“Representatives” means, with respect to a Person, such Person’s Related Persons and its and their respective partners, members, shareholders, managers, directors, officers, employees, advisors, legal counsel, accountants, tax advisors, investment advisers, agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Securities Purchase Right” has the meaning set forth in Section 4.01(a).

“Selling Holders” has the meaning set forth in Section 4.04.

“SPN” has the meaning set forth in the Recitals.

“Stockholders” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; provided that in the case of this clause (b), if a Person has the right to serve as the “manager” (or comparable role) of a limited liability company, partnership, association or other business entity (other than a corporation), such limited liability company, partnership, association or other business entity (other than a corporation) and each of its Subsidiaries shall be deemed to be a Subsidiary of such Person.

“Tag-Along Notice” has the meaning set forth in Section 4.02(b).

“Tag-Along Per Share Consideration” has the meaning set forth in Section 4.02(b).

“Tag-Along Pro Rata Portion” has the meaning set forth in Section 4.02(b).

“Tag-Along Right” has the meaning set forth in Section 4.02(a).

“Tag-Along Seller” has the meaning set forth in Section 4.02(a).

“Tag-Along Transfer” has the meaning set forth in Section 4.02(a).

“Tag-Along Transferee” has the meaning set forth in Section 4.02(b).

“Tagging Stockholder” has the meaning set forth in Section 4.02(a).

“Transfer” (and, with correlative meanings, “Transferee”, “Transferor”, “Transferred” and “Transferring”) means, with respect to any Class A Common Stock, Class B Common Stock or any other equity securities, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Common Stock, or other equity securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), and (b) when used as a noun, a sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Common Stock, or other equity securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction).

“Transferred Director Right” has the meaning set forth in Section 2.01(f).

ARTICLE 2

CORPORATE GOVERNANCE; CERTAIN COVENANTS

Section 2.01. Composition of the Board of Directors.

(a) The Board of Directors shall consist of seven Directors, of whom:

(i) (A) two shall be designated by the Goldentree Stockholders for so long as the Party Ownership Percentage of the Goldentree Stockholders is at least 20% (each, a “Goldentree Director”); provided that for so long as the Party Ownership Percentage of the Goldentree Stockholders is less than 20% (but is at least 10%), then the Goldentree Stockholders shall only be entitled to designate one Goldentree Director to the Board of Directors;

(ii) one shall be designated by the Monarch Stockholders for so long as the Party Ownership Percentage of Monarch is at least 10% (the “Monarch Director”);

(iii) one shall be the Chief Executive Officer of the Corporation at the relevant time; and

(iv) three shall be elected by stockholders of the Corporation in accordance with the Charter and Bylaws (the “Majority Directors”).

(b) Should the Party Ownership Percentage of the Goldentree Stockholders cease to be at least 20% (but is at least 10%), the Goldentree Stockholders shall take all actions necessary or appropriate to cause one Goldentree Director to immediately resign. Should the Party Ownership Percentage of the Goldentree Stockholders cease to be at least 10%, the Goldentree Stockholders shall take all actions necessary or appropriate to cause the remaining Goldentree Director to immediately resign. Should the Party Ownership Percentage of the Monarch Stockholders cease to be at least 10%, the Monarch Stockholders shall take all actions necessary or appropriate to cause the Monarch Director to immediately resign. For the avoidance of doubt, once the Goldentree Stockholders or the Monarch Stockholders cease to meet any Party Ownership Percentage specified above, the Goldentree Stockholders or the Monarch Stockholders, as applicable, shall permanently lose any rights pursuant to this Article 2 associated with the applicable Party Ownership Percentage and shall not be entitled to regain such rights if the Goldentree Stockholders or the Monarch Stockholders, as applicable, later meet or exceed such Party Ownership Percentage.

(c) Should any Director be required to resign pursuant to the preceding Section 2.01(b), the number of Majority Directors at such time shall automatically be increased by one, and the vacancy shall be filled in accordance with the procedures for filling a Majority Director vacancy set forth in Section 2.03(a)(ii) who shall then serve as a Director until the next annual election of Directors by the stockholders of the Corporation in accordance with the Charter and the Bylaws.

(d) As of the effective date of this Agreement, one Goldentree Director shall be Daniel E. Flores and the remaining Goldentree Director shall be designated by the Goldentree Stockholders following the effective date of this Agreement, the Monarch Director shall be Joseph Citarrella, the Majority Directors shall be Timothy (Tim) J. Winfrey, Krishna Shivram and Michael Y. McGovern and the Chief Executive Officer of the Corporation is David Dunlap.

(e) Each Stockholder agrees that, if at any time it is then entitled to vote for the election of directors to the Board of Directors, it shall vote all of its shares of Common Stock or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Corporation to call a special meeting of Stockholders) in order to ensure that the composition of the Board of Directors is as set forth in this Section 2.01.

(f) (i) The Goldentree Stockholders may: (A) transfer the right to appoint two Goldentree Directors (to the extent the Goldentree Stockholders are then entitled to appoint two Goldentree Directors) to any Person (together with its Related Persons) acquiring shares of Common Stock (through one or more transactions) from the Goldentree Stockholders constituting a Party Ownership Percentage of 20% or more, (B) transfer the right to appoint one Goldentree Director (to the extent the Goldentree Stockholders are then entitled to appoint one Goldentree Director but not two Goldentree Directors) to any Person (together with its Related Persons) acquiring shares of Common Stock (through one or more transactions) from the Goldentree Stockholders constituting a Party Ownership Percentage of 10% or more but less than 20%, and (ii) the Monarch Stockholders may transfer the right to appoint the Monarch Director (to the extent the Monarch Stockholders are then entitled to appoint the Monarch Director) to any Person (together with its Related Persons) acquiring shares of Common Stock (through one or more transactions) from the Monarch Stockholders constituting a Party Ownership Percentage of 10% or more (in the case of clauses (i) and (ii), a “Transferred Director Right”); provided that, upon the effectiveness of any Transferred Director Right, all rights, limitations and obligations of the Goldentree Stockholders and the Monarch Stockholders, as applicable, in this Agreement relating to the Goldentree Directors and/or the Monarch Director, as applicable (including the right of the Goldentree Stockholders and the Monarch Stockholders to appoint or remove such Director(s)), shall be deemed to apply to the Person acquiring the Transferred Director Right (each a “Director Recipient”); provided further that (x) no Transferred Director Right will be effective until (i) the transferring party(s) has or have provided the Corporation with written notice of the transfer, (ii) the Director Recipient has provided the Corporation with reasonably satisfactory evidence of such Person’s (and its Related Persons’) share ownership and (iii) the Director Recipient has delivered a properly executed Joinder to this Agreement pursuant to Section 4.01 and (y) notwithstanding anything to the contrary in this Section 2.01(f), the right to appoint the Goldentree Directors or the Monarch Director may not be transferred to a Competitor. Any Director Recipient shall have the right to further transfer its Transferred Director Right, subject to the conditions set forth in the preceding sentence.

Section 2.02. Removal.

(a) Each Stockholder agrees that if at any time it is then entitled to vote for the removal of Directors from the Board of Directors, it shall not vote any of its Class A Common Stock or execute proxies or written consents, as the case may be, in favor of the removal of any Director who shall have been designated pursuant to Section 2.01 or Section 2.03, unless the Person or Persons entitled to designate or nominate such Director pursuant to Section 2.01 shall have consented to such removal in writing; provided that, if the Person or Persons entitled to designate any Director pursuant to Section 2.01 shall request in writing the removal of such Director, each Stockholder shall vote all of its Class A Common Stock or execute proxies or written consents, as the case may be, in favor of such removal. Notwithstanding the foregoing, removal of a Majority Director shall require only the consent (either written or at a duly called meeting of the stockholders of the Corporation) of stockholders of the Corporation that, together with their Related Persons, hold a majority of the then issued and outstanding shares of Class A Common Stock.

Section 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board of Directors:

(a) subject to Section 2.01(b), (i) if the vacancy is a vacancy of a Goldentree Director or the Monarch Director, the Person or Persons, if any, entitled under Section 2.01(a)(i) or Section 2.01(a)(ii) to designate such Director whose death, disability, retirement, resignation or removal resulted in such vacancy shall have the exclusive right to designate another individual to fill such vacancy and serve as a Director on the Board of Directors, (ii) if the vacancy is a vacancy of a Majority Director, the vacancy shall be filled in accordance with the Charter and the Bylaws, and (iii) in the case of a vacancy resulting from the termination of employment of the Chief Executive Officer of the Corporation, the new Chief Executive Officer of the Corporation shall be selected (and the position shall remain vacant until such time as there is a Chief Executive Officer of the Corporation) to fill such vacancy and serve as a director on the Board of Directors (such person, in the case of either clause (i), (ii) or (iii), the “Replacement Nominee”);

(b) subject to Section 2.01, (i) each Stockholder agrees that if it is then entitled to vote for the election of Directors to the Board of Directors, it shall vote all of its Class A Common Stock, or execute proxies or written consents, as the case may be, in order to ensure that the Replacement Nominee be elected to the Board of Directors and (ii) the Corporation shall take all action to cause the Replacement Nominee to be appointed to the Board of Directors; and

(c) in furtherance of this Section 2.03, the Corporation shall promptly hold a meeting of the Stockholders to the extent required to elect a Replacement Nominee to the Board of Directors.

Section 2.04. Meetings. The Board of Directors shall hold a regularly scheduled meeting at least once every calendar quarter. The Corporation shall pay all documented and reasonable out-of-pocket expenses incurred by each Director in connection with attending regular and special meetings of the Board of Directors and any committee thereof on which the Director is a member, and any such meetings of the board of directors of any Subsidiary of the Corporation and any committee thereof, in each case, on which the Director is a member.

Section 2.05. Compensation. The non-management Directors will be eligible to receive compensation as determined from time to time by the Board of Directors.

Section 2.06. Action by the Board of Directors.

(a) A quorum of the Board of Directors shall consist of a majority of the Board of Directors.

(b) Except as set forth in the Charter, all actions of the Board of Directors shall require (i) the affirmative vote of at least a majority of the Directors at a meeting at which a quorum is present or (ii) the unanimous written consent of the Directors in office; provided that, (A) if there is a vacancy on the Board of Directors and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy in accordance with the terms of this Agreement, (B) matters relating to the Chief Executive Officer of the Corporation shall require (i) the affirmative vote of at least a majority of the Directors at a meeting at which a quorum is present or (ii) the unanimous written consent of the Directors in office, provided such directors constitute a quorum (provided that for purposes of this clause (B), the Chief Executive Officer shall not be a Director for purposes of such approval) and (C) the entry into, consummation, amendment, modification (including by waiver) or termination of any Affiliate Transaction shall require (i) the affirmative vote of at least a majority of the Directors at a meeting at which a quorum is present or (ii) the unanimous written consent of the Directors in office, provided such directors constitute a quorum (provided that for the purpose of clause (C), any Director appointed by, or otherwise affiliated with, the counterparty to such Affiliate Transaction or such party’s Related Persons, or otherwise having a material interest in the Affiliate Transaction that is unique as compared to the interests of stockholders in general, shall be deemed not to be a Director for purposes of such approval); provided, however, that the approval of the Board of Directors shall not be required for any given Affiliate Transaction (x) approved by the Board of Directors on or prior to the date hereof or (y) if both (1) the value of such Affiliate Transaction, individually or in the aggregate with respect to related transactions, does not exceed $250,000 and (2) such Affiliate Transaction (or related transactions) is on terms and conditions that are equal to or more beneficial to the Corporation than the terms and conditions pursuant to which an independent third party would provide the goods or perform the services that are the subject of the Affiliate Transaction (or related transactions).

(c) For so long as the sum of the Party Ownership Percentage of the Goldentree Stockholders and the Party Ownership Percentage of the Monarch Stockholders is at least 30%, the Goldentree Stockholders and the Monarch Stockholders shall jointly select a member of the Board of Directors to serve as Chairman of the Board of Directors; provided that if the sum of the Party Ownership Percentage of the Goldentree Stockholders and the Party Ownership Percentage of the Monarch Stockholders is at least 30% but the Party Ownership Percentage of the Monarch Stockholders is less than 7.5%, the Chairman of the Board of Directors shall be selected solely by the Goldentree Stockholders. The Board of Directors shall be entitled to from time to time establish the responsibilities of the Chairman of the Board of Directors as determined by the affirmative vote of a majority of the Board of Directors. If at any time the sum of the Party Ownership Percentage of the Goldentree Stockholders and the Party Ownership Percentage of the Monarch Stockholders is less than 30%, the Goldentree Stockholders and Monarch Stockholders shall permanently lose such Chairman designation right and shall not be entitled to regain such right if they later meet or exceed such Party Ownership Percentage threshold. If the Goldentree Stockholders and Monarch Stockholders lose such Chairman designation right, the Board of Directors shall elect a member of the Board of Directors to serve as Chairman of the Board of Directors, as selected from time to time by a majority of the Board of Directors excluding the proposed Chairman.

(d) The Board of Directors may create executive, compensation, audit and such other committees as it may determine.

Section 2.07. Actions Requiring Board Consent. The Corporation shall not take any action, and shall cause each of its Subsidiaries not to, and shall not permit any of its Subsidiaries to, take any action with respect to any of the following matters without prior approval of the Board of Directors, it being understood and agreed to by the Parties that the Board of Directors, at its sole discretion may supplement this Section 2.07 with additional matters that may be subject to the approval of the Board of Directors:

(a) any merger, consolidation, reorganization (including conversion) or any other business combination involving the Corporation or any of its Subsidiaries; provided, however, that the foregoing limitation shall not apply to any internal reorganization between or among the Corporation and any of its wholly owned Subsidiaries or between or among any wholly owned Subsidiary of the Corporation and one or more other wholly owned Subsidiaries of the Corporation or any combination thereof by way of mergers, consolidations, conveyances, assignments, reorganizations (including conversions) or similar transactions;

(b) any acquisition or disposition of assets or liabilities that are material or that are in excess of (i) $5,000,000 if in the ordinary course of business or (ii) $2,500,000 if not in the ordinary course of business;

(c) any issuances of New Securities (without giving effect to the proviso in the definition of New Securities), but excluding (i) securities issued to employees, officers, directors or consultants pursuant to any equity-based compensation or incentive plans approved by the Board of Directors or included in the Plan of Reorganization, (ii) securities issued in connection with a stock split, payment of dividends or any similar recapitalization, reclassification, distribution, exchange or readjustment of shares approved by the Board of Directors, (iii) shares of Class A Common Stock or Class B Common Stock issued pursuant to the Plan of Reorganization, (iv) securities issued upon the conversion or exercise of any securities of the type specified in clause (i), any convertible or exercisable securities the issuance of which was approved by the Board of Directors or (v) securities issued by any wholly owned Subsidiary of the Corporation to the Corporation or another wholly owned Subsidiary of the Corporation;

(d) any creation, incurrence, assumption or guarantee of any indebtedness in excess of (i) $5,000,000 in the aggregate if in the ordinary course of business or (ii) $2,500,000 in the aggregate if not in the ordinary course of business;

(e) except as set forth in Section 2.06(b), any entry into, consummation, amendment, modification (including by waiver) or termination of any Affiliate Transaction;

(f) any determination of compensation, benefits, perquisites and other incentives for senior management of the Corporation or any of its Subsidiaries and the approval or amendment of any plans or agreements in connection therewith;

(g) any hiring or terminating of the employment or service of any member of senior management of the Corporation or any of its Subsidiaries;

(h) any approval of the annual business plan, annual budget or long-term strategic plan (including, for the avoidance of doubt, the capital expenditure budget) of the Corporation or any of its Subsidiaries or any material amendment thereto;

(i) any entry by the Corporation or any of its Subsidiaries into new lines of business;

(j)(i) any changes in the business plan or strategy or (ii) undertaking any operations materially inconsistent with the budget, of the Corporation or any of its Subsidiaries;

(k) the declaration of any dividend on or the making of any distribution with respect to, or the redemption, repurchase or other acquisition of, any securities of the Corporation or any of its Subsidiaries except for redemptions, repurchases or other acquisitions of securities of the Corporation’s wholly owned Subsidiaries or pursuant to the terms of any officer, director or employee compensation arrangements approved by the Board of Directors;

(l)(i) any amendment to the Charter or the Bylaws or (ii) any adoption of or amendment to the certificate of incorporation or bylaws or equivalent organizational documents of any of its Subsidiaries to the extent that such amendment in this clause (ii) could reasonably be expected to adversely affect any Stockholder;

(m) any Listing or IPO;

(n) any registration of the securities of the Corporation under the Securities Act or any state securities Law (other than an IPO or Listing);

(o)(i) commence any litigation, lawsuit, arbitration or other proceeding involving a dispute reasonably expected to involve an amount in excess of $1,000,000, or (ii) settle any litigation, lawsuit, arbitration or other proceeding (A) involving a payment by the Corporation and its Subsidiaries in excess of $1,000,000 or (B) resulting in the imposition of material equitable relief on the Corporation or any of its Subsidiaries;

(p)(i) if the Corporation is then a voluntary filer of reports under the Exchange Act, ceasing to be such voluntary filer other than by reason of the Corporation having an obligation to file such reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and (ii) (A) if the Corporation is then availing itself of the suspension of its obligation to file reports under Section 15(d) of the Exchange Act, any election to not avail itself of the suspension of such obligation, and (B) if the Corporation is not so availing itself, any election to so avail itself;

(q) the adoption of any executive compensation or company-wide employee benefits plan, including health insurance or pension, or any termination thereof or material amendment thereto; or

(r) any liquidation, dissolution, commencement of bankruptcy or similar proceedings with respect to the Corporation or any of its Subsidiaries other than the liquidation or dissolution of any of its wholly owned Subsidiaries.

Section 2.08. Charter or Bylaw Provisions. Each Stockholder agrees to vote all of its Common Stock or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Charter and the Bylaws (i) facilitate, and do not at any time conflict with, any provision of this Agreement and (ii) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement. The Charter or the Bylaws shall provide for (A) the elimination of the liability of each Director to the maximum extent permitted by applicable Law and (B) indemnification of, and advancement of expenses for, each Director for acts on behalf of the Corporation to the maximum extent permitted by applicable Law.

Section 2.09. Notice of Meeting. The Corporation agrees to give each Director (by email or otherwise) notice and the agenda for each meeting of the Board of Directors or any committee thereof at least 24 hours prior to such meeting.

Section 2.10. Termination of Rights. This Article 2 and the rights and obligations contained herein shall terminate upon the earlier of (i) a Listing or (ii) the consummation of an IPO and shall thereafter have no force or effect.

ARTICLE 3

OBSERVER RIGHTS

Section 3.01. Board Observer Rights. (i) Each Stockholder with a Party Ownership Percentage of at least 10% shall be entitled to designate one (1) representative of such Stockholder(s) (each such representative, an “Observer”) to attend all meetings of the Board of Directors in a nonvoting observer capacity, in each case for so long as the Party Ownership Percentage of such Stockholder(s) is at least 10%. In this respect, the Corporation shall deliver to each Observer copies of all notices, minutes, consents and other materials that it provides to its Directors; provided, however, that such Observer will agree to hold in confidence and trust and not to use for any purpose other than to monitor the investment of the Stockholder(s) designating such Observer, all information so provided; and provided further, that the Corporation reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof to the extent access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Corporation and its counsel or could result in a conflict of interest. Each applicable Stockholder (in each case together with its Related Persons) will be required to present to the Corporation reasonably satisfactory evidence of its share ownership from time to time as requested by the Corporation in order to exercise its rights pursuant to this Section 3.01. Notwithstanding anything to the contrary contained herein, no Stockholder shall be entitled to an Observer if such Stockholder becomes a Competitor, for so long as such Stockholder remains a Competitor. For the avoidance, each Stockholder’s rights pursuant to this Section 3.01 are in addition to any other rights such Stockholder has pursuant to this Agreement, including any right to designate Directors pursuant to Section 2.01.

ARTICLE 4

PREEMPTIVE RIGHTS; TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS; FUNDAMENTAL TRANSACTIONS

Section 4.01. Preemptive Rights.

(a) Subject to Section 4.01(g), the Corporation hereby grants to each Stockholder that owns (including all shares owned by such Stockholder’s Related Persons) at least 1.0% of the Aggregate Common Stock as of the close of business on the record date determined by the Board of Directors (each such Stockholder, together with each such Related Person of such Stockholder, a “Preemptive Rightsholder”), which record date shall not be more than ten (10) Business Days prior to, and shall not be later than, the Corporation’s delivery of the Issuance Notice, the right to purchase up to its pro rata portion (based on the number of shares of Common Stock owned by such Preemptive Rightsholder as of the close of business on the record date, as a percentage of the total number of shares of Common Stock owned (without duplication) by all Preemptive Rightsholders) of any (i) New Securities that the Corporation or any of its Subsidiaries proposes to sell or issue to any Person and (ii) Debt Securities that the Corporation or such Subsidiary proposes to sell or issue solely or predominantly to any Related Party, in each case of clauses (i) and (ii) at any time and from time to time after the date hereof (with respect to a Preemptive Rightsholder, such Preemptive Rightsholder’s “Preemptive Share”). The rights of Preemptive Rightsholders to purchase New Securities and Debt Securities pursuant to this Section 4.01 (the “Securities Purchase Right”) shall apply at the time of issuance of any right, warrant, or option or convertible or exchangeable security that constitutes a New Security or Debt Security, as applicable, and not to the subsequent conversion, exchange or exercise of such New Security or Debt Security, as applicable, in accordance with its terms.

(b) The Corporation shall give each Preemptive Rightsholder written notice of any proposed issuance or sale of New Securities or Debt Securities that is subject to the Securities Purchase Right, at least ten (10) Business Days prior to the proposed issuance or sale. Such notice (an “Issuance Notice”) shall set forth the material terms and conditions of the proposed transaction, including the proposed manner of issuance or sale, a description of the New Securities or Debt Securities, as applicable, the total number of New Securities or Debt Securities, as applicable, proposed to be issued or sold, the proposed issuance or sale date, the proposed purchase price per share, and (if known) the name and address of the proposed purchaser of the New Securities or Debt Securities, as applicable.

(c) At any time during the ten (10) Business Days following receipt of an Issuance Notice, each Preemptive Rightsholder shall have the right, but not the obligation, to irrevocably elect, by written notice to the Corporation, to purchase up to its Preemptive Share of the New Securities or Debt Securities, as applicable, at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice; provided, however, that no Preemptive Rightsholder shall be obligated (or permitted without the Corporation’s consent) to purchase any New Securities or Debt Securities, as applicable, pursuant to this Section 4.01 unless all required regulatory approvals, if any, applicable to such purchase have been obtained. Except as provided in the next sentence, the purchase of New Securities or Debt Securities, as applicable, by the electing Preemptive Rightsholders shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of the purchase of New Securities or Debt Securities, as applicable, by any electing Preemptive Rightsholder may be extended beyond the closing of the transaction described in the Issuance Notice, to the extent necessary to (i) obtain required approvals of any Governmental Entity and other required regulatory approvals which such Preemptive Rightsholder shall be diligently pursuing in good faith (and the Corporation shall use its commercially reasonable efforts to obtain any approvals required to be obtained by it; provided that the Corporation shall not be required to incur any out-of-pocket unreimbursed expenses in connection therewith other than those expenses that are not related to any specific Preemptive Rightsholder or specific group of Preemptive Rightsholders) and (ii) permit the Preemptive Rightsholder to complete its internal capital call process following receipt of the Issuance Notice; provided, however, in each case such Preemptive Rightsholder shall have no more than 180 days (in the case of obtaining approvals) or 30 days (in the case of completing an internal capital call) after delivery of the applicable Issuance Notice to obtain such approvals or complete such internal capital call process. If a Preemptive Rightsholder does not obtain the required approvals or complete its internal capital calls within the time set forth in the preceding sentence, such Preemptive Rightsholder shall be deemed to have not exercised its Securities Purchase Right and the Corporation shall have the right to issue such New Securities or Debt Securities, as applicable, in accordance with the Issuance Notice, and references to the date the applicable Issuance Notice was given in Section 4.01(e) (and without regard to Section 4.01(d)) shall be deemed to refer to the date that the period set forth in the preceding sentence ended. Notwithstanding anything to the contrary contained herein, in the event that the closing of any purchase of New Securities or Debt Securities, as applicable, by any Preemptive Rightsholder is extended pursuant to this paragraph, such extension shall not preclude the consummation of the issuance or sale of the remaining New Securities or Debt Securities, as applicable, described in the Issuance Notice from occurring prior to such closing.

(d) To the extent that one or more Preemptive Rightsholders do not timely exercise their Securities Purchase Rights in accordance with the terms and conditions set forth in this Section 4.01 or elect to exercise any such rights less than in full (the difference between the maximum number of New Securities or Debt Securities, as applicable, such Preemptive Rightsholder could have elected to purchase under this Section 4.01 and the number of New Securities or Debt Securities, as applicable, for which such Preemptive Rightsholder exercised its preemptive rights under this Section 4.01, such Preemptive Rightsholder’s “Individual Excess Shares” and the Individual Excess Shares of all such Preemptive Rightsholders, the “Excess Shares”), then the Corporation (or the applicable Subsidiary) shall offer to sell to the Preemptive

Rightsholders that have validly elected to purchase all of their Preemptive Share of the New Securities or Debt Securities, as applicable, the Excess Shares pro rata (based on the number of shares of Common Stock owned by such Preemptive Rightsholder (without giving effect to the issuance pursuant to the Issuance Notice) divided by the number of shares of Common Stock owned (without duplication) by all Preemptive Rightsholders exercising in full their Securities Purchase Rights) and at the same price and on the same terms as those specified in the Issuance Notice, and such Preemptive Rightsholders shall have the right to acquire all or any portion of such Excess Shares within two (2) Business Days following the expiration of the period specified in Section 4.01 by delivering written notice thereof to the Corporation. The Corporation shall continue to offer additional portions to Preemptive Rightsholders validly electing to purchase their full pro rata portion of such Excess Shares pursuant to this Section 4.01(d) until the earlier of (i) all New Securities or Debt Securities, as applicable, proposed to be issued by the Corporation or its Subsidiaries and with respect to which Preemptive Rightsholders were entitled to exercise their rights under this Section 4.01 have been allocated to the Preemptive Rightsholders or (ii) no Preemptive Rightsholder remains who has any further right to purchase (including as a result of having waived its rights to purchase) Excess Shares pursuant to the foregoing provision.

(e) Following compliance with the terms and conditions set forth in this Section 4.01, the Corporation (or its applicable Subsidiary) shall be free to consummate the proposed issuance or sale of all or any portion of the remaining New Securities or Debt Securities, as applicable, that the Preemptive Rightsholders have not elected to purchase, on terms no less favorable to the Corporation or any of its Subsidiaries than those set forth in the Issuance Notice; provided, that (i) such issuance or sale is closed within ninety (90) days after the date the related Issuance Notice was given, except that, if such issuance or sale is subject to regulatory approval, such ninety (90)-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received, but in no event later than one hundred and ninety (190) days after the related Issuance Notice was given, and (ii) the price at which the New Securities or Debt Securities, as applicable, are transferred must be equal to or higher than the purchase price described in the Issuance Notice. In the event that the Corporation (or its applicable Subsidiary) has not sold such New Securities or Debt Securities, as applicable, within such ninety (90)-day period (as may be extended as set forth in the preceding sentence), the Corporation (or its applicable Subsidiary) shall not thereafter issue or sell any New Securities or Debt Securities, as applicable, without first again offering such securities to the Stockholders entitled to preemptive rights in the manner provided in this Section 4.01.

(f) The rights and obligations set forth in this Section 4.01 shall automatically terminate upon, and shall cease to have any force or effect following, the earlier of (i) the date the Class A Common Stock is listed on a National Securities Exchange in the United States (a “Listing”), or (ii) the consummation of the first public offering and sale of Class A Common Stock by the Corporation (other than on Form S-4 or Form S-8 or any similar or successor form), pursuant to an effective registration statement under the Securities Act (such public offering and sale, an “IPO”).

(g) Notwithstanding anything to the contrary contained herein, the Corporation and/or any of its Subsidiaries may issue or sell New Securities or Debt Securities to a purchaser (an “Accelerated Buyer”) without first complying with the provisions of this Section 4.01 if the Board of Directors determines in good faith that it is in the best interests of the Corporation to consummate such issuance or sale without having first complied with such provisions; provided, that in connection with any such issuance or sale, the Corporation shall give the Preemptive Rightsholders written notice of such issuance or sale as promptly as practicable, which notice (an “Accelerated Sale Notice”) shall describe in reasonable detail (a) the material terms and conditions of the issuance or sale of the New Securities or Debt Securities, as applicable, to the Accelerated Buyer, including the number or amount and description of the New Securities or Debt Securities, as applicable, issued, the issuance or sale date, the purchase price per share, and the name and address of the Accelerated Buyer and (b) the rights of the Preemptive Rightsholders to purchase New Securities or Debt Securities, as applicable, pursuant to this paragraph, in connection with such issuance or sale. In the event of any such issuance or sale of New Securities or Debt Securities, as applicable, to an Accelerated Buyer, each Preemptive Rightsholder shall have the right, at any time during the ten (10) Business Days following receipt of the Accelerated Sale Notice, to elect to purchase New Securities or Debt Securities, as applicable, in an amount equal to the amount of such New Securities or Debt Securities, as applicable, it would have been entitled to purchase if the issuance or sale to the Accelerated Buyer had instead been completed without regard to this Section 4.01(g), including pursuant to Section 4.01(d). If one or more Preemptive Rightsholders exercise the election to make a purchase, the Corporation shall give effect to each such exercise by either (i) requiring that the Accelerated Buyer sell down a portion of its New Securities or Debt Securities, as applicable, or (ii) issuing additional New Securities or Debt Securities, as applicable, to such Preemptive Rightsholder, or a combination of (i) and (ii), so long as such action effectively provides such Preemptive Rightsholder with the same number of New Securities or Debt Securities, as applicable, it would have received had this paragraph not been utilized.

(h) A Preemptive Rightsholder may assign its Securities Purchase Right to any Person or Persons in connection with a Transfer of Common Stock to such Person by such Preemptive Rightsholder that agree to be bound by the provisions of this Agreement applicable to the Preemptive Rightsholder by executing a Joinder.

Section 4.02. Tag-Along Rights.

(a) If at any time prior to the earlier of a Listing or the consummation of an IPO, any one or more Stockholders (collectively, the “Tag-Along Seller”) propose to Transfer shares of Common Stock that constitute more than fifty percent (50%) of the Aggregate Common Stock to one or more purchasers that are not Related Persons of the Tag-Along Seller in any transaction or series of related transactions (a “Tag-Along Transfer”), then, each other Stockholder shall have the right (a “Tag-Along Right”) to exercise tag-along rights in accordance with the terms and conditions set forth in this Section 4.02 (any such Stockholder exercising such rights, a “Tagging Stockholder”). The rights and obligations set forth in this Section 4.02 shall automatically terminate upon, and shall cease to have any force or effect following, the earlier of (i) a Listing or (ii) the consummation of an IPO.

(b) The Tag-Along Seller shall promptly give notice (a “Tag-Along Notice”) to the Corporation setting forth the number of shares of Class A Common Stock and/or Class B Common Stock proposed to be Transferred by the Tag-Along Seller, the name and address of the proposed transferee (the “Tag-Along Transferee”), the proposed purchase price for each such share of Common Stock (which shall be the same price for Class A Common Stock and Class B Common Stock) (the “Tag-Along Per Share Consideration”), and any other material terms and conditions of the Tag-Along Transfer. Upon receipt of any such Tag-Along Notice, the Corporation shall promptly (but in no event later than three (3) Business Days following receipt thereof) provide such Tag-Along Notice to each Stockholder. Each Stockholder shall have a period of ten (10) Business Days from the mailing date of the Tag-Along Notice by the Corporation to elect to sell in the Tag-Along Transfer (i) a number of shares of Class A Common Stock up to its Tag-Along Pro Rata Portion and (ii) a number of shares of Class B Common Stock up to its Pro Rata Tag Along Portion, in each case of clauses (i) and (ii) at a price per share equal to the Tag-Along Per Share Consideration; provided that the Tag-Along Seller shall be entitled to include the number of shares of Common Stock proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that each Tagging Stockholder shall be able to include its Tag-Along Pro Rata Portion of Class A Common Stock and Class B Common Stock); provided, further, that the Tag-Along Seller shall cause the Tag-Along Transferee to accept the Tag-Along Pro Rata Portion of any Tagging Stockholder’s Class B Common Stock even if the Tag-Along Transferee had not proposed to acquire any shares of Class B Common Stock from the Tag-Along Seller. Any Stockholder may exercise such right by delivery of an irrevocable written notice to the Tag-Along Seller specifying the number of shares of Common Stock such Stockholder desires to include in the Tag-Along Transfer. The Tag-Along Seller shall have a period of one hundred and twenty (120) calendar days following the expiration of the ten (10) day period referred to above to consummate the Tag-Along Transfer, on the payment terms specified in the Tag-Along Notice. If the Tag-Along Seller and the Tag-Along Transferee (i) have not consummated the Tag-Along Transfer in the time period set forth in the preceding sentence or (ii) propose to consummate the Tag-Along Transfer at a different price or on different terms than those set forth in the Tag-Along Notice, then the Tag-Along Seller shall not be permitted to consummate the Tag-Along Transfer without again giving the Stockholders the opportunity to Transfer shares of Common Stock in accordance with this Section 4.02. As used herein, “Tag-Along Pro Rata Portion” means a number of shares of Class A Common Stock or Class B Common Stock, as applicable, determined by multiplying (i) the number of shares of such Common Stock owned by the applicable Tagging Stockholder by (ii) a fraction, the numerator of which is the number of shares of Common Stock proposed to be Transferred by the Tag-Along Seller in the Tag-Along Transfer and the denominator of which is the Aggregate Common Stock immediately prior to such Tag-Along Transfer.

(c) Notwithstanding anything contained in this Section 4.02, there shall be no liability or obligation on the part of the Tag-Along Seller to the Tagging Stockholders or any other Person if the Tag-Along Transfer pursuant to this Section 4.02 is not consummated for whatever reason. Whether to effect a Tag-Along Transfer pursuant to this Section 4.02 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(d) Each Tagging Stockholder (i) shall be required to give representations and warranties (in a form customary for transactions of the nature of the Tag-Along Transfer) only in relation to its due organization, authority, noncontravention of laws and agreements and title to its shares of Common Stock being transferred in the Tag-Along Transfer, (ii) shall not be required to agree to any restrictive covenant (such as a non-compete or non-solicit or similar restriction) other than a customary confidentiality covenant, (iii) shall not be required to provide any indemnification (A) with respect to any representations, warranties, covenants or agreements made by any Tag-Along Seller, the Corporation (except pursuant to a holdback or escrow as described in clause (iv) below) or any other Person or (B) in an amount exceeding the net proceeds received by such Tagging Stockholder in connection with the Tag-Along Transfer, and (iv) shall not be subject, in excess of its ratable share of the shares of Common Stock being transferred in the Tag-Along Transfer, to any holdback(s) or escrow(s) in respect of potential indemnification obligations (including with respect to indemnification for breaches of representations, warranties, covenants or agreements of the Corporation) or purchase price adjustment(s) pursuant to the applicable definitive purchase agreement.

(e) This Section 4.02 shall not apply to a Transfer pursuant to Section 4.03.

Section 4.03. Drag-Along Rights.

(a) If holders of Common Stock (the “Drag-Along Sellers”) owning 50% or more of the Aggregate Common Stock propose to Transfer shares of Common Stock held by them constituting at least 50% of the Aggregate Common Stock (a “Drag-Along Sale”), the Drag-Along Sellers may at their option (the “Drag-Along Rights”) require each other Stockholder (the “Other Stockholders”) to:

(i) sell a number of shares of the (i) Class A Common Stock owned by such Other Stockholder equal to the Drag-Along Portion of such Other Stockholder and (ii) Class B Common Stock owned by such Other Stockholder equal to the Drag-Along Portion of such Other Stockholder, in each case of clauses (i) and (ii) to the Person to whom the Drag-Along Sellers propose to sell their shares of Common Stock (the “Drag-Along Buyer”) and on the same terms and conditions as the Drag-Along Sellers; provided that the Class B Common Stock shall be sold on the same terms and conditions as the Class A Common Stock;

(ii) if such Drag-Along Sale requires Stockholder approval, with respect to all shares of Common Stock that such Other Stockholder owns or over which such Other Stockholder otherwise exercises voting power, vote (in person, by proxy or by action by written consent, as applicable) all shares of Common Stock in favor of, and adopt, such Drag-Along Sale and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Drag-Along Sellers to consummate such Drag-Along Sale;

(iii) subject to Section 4.03(d)(ii), execute and deliver all related documentation and take such other action in support of the Drag-Along Sale as shall reasonably be requested by the Corporation or the Drag-Along Sellers in order to carry out the terms and provision of this Section 4.03, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv) not deposit, and to cause their Related Persons not to deposit, except as provided in this Agreement, any shares of Common Stock owned by such Other Stockholder in a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of such Common Stock, unless specifically requested to do so by the acquirer in connection with the Drag-Along Sale; and

(v) waive, and refrain from exercising, any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Drag-Along Sale.

(b) If the consideration to be paid in exchange for the shares of Common Stock pursuant to this Section 4.03 includes any securities and due receipt thereof by any holder of Common Stock would require (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Corporation may cause to be paid to any such Other Stockholder in lieu thereof, against surrender of the shares of Common Stock which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value of the securities which such Other Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the shares of Common Stock (based on the market price of such other securities if such securities are listed on a National Securities Exchange, or as determined in good faith by the Corporation if not so listed); provided that such Other Stockholder shall have the right to object to the determination and require the Corporation retain an independent third-party accounting, valuation, appraisal or investment banking firm of national standing mutually acceptable to the Corporation and the Other Stockholder to determine the then current fair market value of the shares of Common Stock. The Corporation and the Other Stockholder (or if more than one Other Stockholder is objecting, all objecting Other Stockholders) shall each bear one-half of the fees and expenses of the independent third-party accounting, valuation, appraisal or investment banking firm selected as set forth in the preceding sentence.

(c) If the Drag-Along Sellers elect to exercise their Drag-Along Rights, the Drag-Along Sellers shall provide notice of such proposed Drag-Along Sale to the Corporation (a “Drag-Along Sale Notice”). Upon receipt of any such Drag-Along Sale Notice, the Corporation shall promptly (but in no event later than five (5) Business Days following receipt thereof) give written notice of such Drag-Along Sale Notice to each Other Stockholder.

(d) Notwithstanding anything contained in this Section 4.03, the obligations of the Other Stockholders to participate in a Drag-Along Sale are subject to the following conditions:

(i) the Drag-Along Sale must include all Other Stockholders;

(ii) each Other Stockholder (A) shall be required to give representations and warranties (in a form customary for transactions of the nature of the Drag-Along Sale) only in relation to its due organization, authority, noncontravention of laws and agreements and title to its shares of Common Stock being transferred in the Drag-Along Sale, (B) shall not be required to agree to any restrictive covenant (such as a non-compete or non-solicit or similar restriction) other than a customary confidentiality covenant, (C) shall not be required to provide any indemnification (x) with respect to any representations, warranties, covenants or agreements made by any Drag-Along Seller, the Corporation (except pursuant to a holdback or escrow as described in clause (D) below) or any other Person or (y) in an amount exceeding the net proceeds received by such Other Stockholder in connection with the Drag-Along Sale, and (D) shall not be subject, in excess of its ratable share of the shares of Common Stock being transferred in the Drag-Along Sale, to any holdback(s) or escrow(s) in respect of potential indemnification obligations (including with respect to indemnification for breaches of representations, warranties, covenants or agreements of the Corporation) or purchase price adjustment(s) pursuant to the applicable definitive purchase agreement;

(iii) subject to Section 4.03(b), upon the consummation of the Drag-Along Sale, each Other Stockholder will receive the same form of consideration for its shares of Common Stock as is received by the Drag-Along Sellers; provided that the Class B Common Stock shall be entitled to the same form of consideration as the Class A Common Stock; and

(iv) if any Drag-Along Sellers are given an option as to the form and amount of consideration to be received as a result of the Drag-Along Sale, all Other Stockholders will be given the same option; provided, however, no Other Stockholder shall be entitled to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is established in good faith and generally applicable to the Corporation’s stockholders.

(e) This Section 4.03 and the rights and obligations contained herein shall terminate upon the earlier of (i) a Listing or (ii) the consummation of an IPO and shall thereafter have no force or effect.

Section 4.04. Fundamental Transactions. In the event that holders of Common Stock owning more than 50% of the Aggregate Common Stock (the “Selling Holders”) propose to effect (i) a sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, or (ii) a merger, consolidation or other business combination transaction or series of transactions (other than a Drag-Along Sale) the result of which is that any Person or “group” (as defined in Section 13 of the Exchange Act) becomes the beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the voting power of the outstanding voting stock of the Corporation (each transaction described in clauses (i) and (ii), a “Fundamental Transaction”), each Other Stockholder agrees it will take all actions requested by the Selling Holders that may be necessary or desirable to consummate such Fundamental Transaction, including, if applicable, to vote in favor of such Fundamental Transaction, to waive any dissenters’ or appraisal rights in connection therewith and, if such Fundamental Transaction is structured as a transaction the approval of which requires a vote of stockholders, to deliver an executed proxy, which shall be coupled with an interest and shall be irrevocable, authorizing the Selling Holders to vote such Other Stockholder’s shares of Common Stock in favor of such Fundamental Transaction. Each Other Stockholder shall also, to the extent applicable, (A) make such representations, warranties and covenants, provide such indemnities and enter into such definition agreements as are customary for transactions of the nature of the Fundamental Transaction; provided that if the Other Stockholders are required to provide any representations or indemnities in connection with such Fundamental Transaction (other than representations and indemnities concerning each Other Stockholder’s title to the Common Stock and authority, power and right to enter into and consummate the Fundamental Transaction without contravention of any law or agreement), liability for misrepresentation or indemnity shall (as to such Other Stockholders) be expressly stated to be several but not joint and each Other Stockholder shall not be liable for more than its pro rata share (based on the number of shares of Common Stock Transferred pursuant to such Fundamental Transaction) of any liability for misrepresentation or indemnity, (B) benefit from all of the same provisions of the definitive agreements as the Selling Holders and (C) be required to bear its pro rata share (based on the number of shares of Common Stock Transferred pursuant to such Fundamental Transaction) of any escrows, holdbacks or adjustments in purchase price.

Section 4.05. Tolling. All time periods specified in Sections 4.02 and 4.03 are subject to reasonable extension for the purpose of complying with requirements of applicable Laws, as determined by the Board of Directors.

ARTICLE 5

INFORMATION

Section 5.01. Information Rights. (a) Subject to Section 5.01(b), the Corporation will (i) provide to each Stockholder (A) audited consolidated annual financial statements no later than 120 days after the end of each calendar year and (B) unaudited consolidated quarterly financial statements no later than 45 days after the end of each quarterly period other than the last quarterly period of the calendar year, and (ii) hold a quarterly “earnings call” with all stockholders of the Corporation as promptly as reasonably practicable after the distribution of the financial statements for the applicable quarter, which shall include a reasonable opportunity for questions from the stockholders.

(b) No Competitor shall be entitled to receive the information, or have any of the rights, described in Section 5.01(a).

Section 5.02. Confidentiality; Sale Support. (a) Each Stockholder agrees that Confidential Information furnished and to be furnished to it has been and may in the future be made available in connection with such Stockholder’s investment in the Corporation. Each Stockholder agrees that it shall use, and that it shall direct any Person to whom Confidential Information is disclosed pursuant to clauses (i) through (v) below to use, the Confidential Information only in connection with its investment in the Corporation and not for any other purpose (including to disadvantage competitively the Corporation or any of its Subsidiaries). Each Stockholder further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such Stockholder’s Representatives (other than a Competitor) in the normal course of the performance of their duties or, in connection with such credit arrangement, to any financial institution providing, or potentially providing, credit to such Stockholder;

(ii) for purposes of reporting to its, or its Related Persons’, stockholders and direct and indirect equity holders and limited partners, in each case other than a Competitor, the performance of the Corporation and its Subsidiaries (or otherwise in connection with customary fundraising, marketing, information or reporting activities of such Persons) and for purposes of including applicable information in financial statements to the extent required by applicable Law or applicable accounting standards;

provided that with respect to the immediately preceding clauses (i) and (ii), any such Persons receiving Confidential Information shall be informed by the Stockholder of the Confidential Information, such Person shall agree and be obligated to keep such information confidential in accordance with the provisions of this Section 5.02 and any Stockholder disclosing such Confidential Information shall be liable for any unauthorized disclosures of such Confidential Information in violation of this Section 5.02 by any such Persons;

(iii) to any Person to whom such Stockholder is contemplating a bona fide Transfer of its Common Stock, other than a Competitor; provided that such Transfer would not be in violation of the provisions of this Agreement or the Charter and such potential Transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with this Section 5.02 and any Stockholder disclosing such Confidential Information will be liable for any breaches of this Section 5.02 by any such Persons;

(iv) to any regulatory authority or rating agency to which the Stockholder or any of its Related Persons is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information;

(v) to the extent related to the tax treatment and tax structure of the transactions contemplated by this Agreement (including all materials of any kind, such as opinions or other tax analyses that the Corporation, its Affiliates or its Representatives have provided to such Stockholder relating to such tax treatment and tax structure); provided that the foregoing does not constitute an authorization to disclose the identity of any existing or future party to the transactions contemplated by this Agreement or their Affiliates or Representatives, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information;

(vi) if the prior written consent of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Corporation or the Board of Directors shall have been obtained; or

(vii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Stockholder is subject); provided that such Stockholder agrees to give the Corporation prompt notice of such request(s), to the extent practicable and permitted by Law, so that the Corporation may seek an appropriate protective order or similar relief (and the Stockholder shall cooperate with such efforts by the Corporation (at the expense of the Corporation), and shall in any event make only the minimum disclosure required by such Law).

(b) Notwithstanding Section 5.02(a)(iii), in connection with a potential Transfer, any transferring Stockholder may provide Confidential Information to a bona fide potential transferee (a “Proposed Transferee”), and can require the Corporation (at the sole cost and expense of such transferring Stockholder) (i) to provide to the Proposed Transferee reasonable access during normal business hours to the books and records, financial and operating data and such other information of the Corporation and its Subsidiaries as may reasonably be requested in connection with such Transfer in order to allow the Proposed Transferee and their representatives to conduct a reasonable and customary due diligence review, (ii) as reasonably requested, instruct the employees, counsel and financial advisors of the Corporation or its Subsidiaries to cooperate with the

Proposed Transferee in its investigation of the Corporation (including, as reasonably requested, by participating in a reasonable number of due diligence sessions upon prior notice) or (iii) to provide to the Proposed Transferee reasonable access during normal business hours to the facilities and other premises of the Corporation and its Subsidiaries, so long as, in the case of (i)-(iii), (A) the Proposed Transferee enters into a customary non-disclosure agreement with the Corporation on terms reasonably acceptable to the Corporation, and (B) in the case of a Transfer that is not a Drag-Along Sale, the Proposed Transferee is not a Competitor. In assessing the reasonableness of a request made pursuant to this Section 5.02(b), the Corporation may take into account the size of the interest subject to the applicable potential transfer.

(c) Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Corporation, its Subsidiaries or any Stockholder or will restrict in any manner the ability of the Corporation or its Subsidiaries to comply with its disclosure obligations under applicable Law. Furthermore, nothing contained herein shall in any way limit or otherwise modify any confidentiality obligations owed by any Stockholder to the Corporation or its Subsidiaries pursuant to any other agreement entered into by such Stockholder, the Corporation or any of their respective Subsidiaries, and this Section 5.02 shall be in addition to such other agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.01. General Transfer Restrictions; Joinder.

(a) Without limiting the provisions of this Agreement, each Stockholder agrees that it shall not Transfer any Common Stock at any time if such Transfer would not comply with the terms of this Agreement. As a condition precedent to any Transfer, the Corporation may require an opinion of legal counsel reasonably satisfactory to it that registration under the Securities Act is not required. Each Person who hereafter acquires Common Stock in a Transfer from a Stockholder and is not already a Stockholder shall, as a condition to the effectiveness of such Transfer, execute and deliver a Joinder to this Agreement, and any Transfer in which the acquirer of Common Stock does not so deliver a Joinder (if applicable) shall be void ab initio.

(b) At any time prior to an IPO, the Corporation may refuse to register any transfer of shares of Common Stock if, as a result of such transfer, the Common Stock, in the aggregate, would be held of record by more than 1,950 holders or more than 450 holders who are not “accredited investors” (as such term is defined in Rule 501(a) promulgated under the Securities Act); provided that if the Corporation is then availing itself of the suspension of its obligation to file reports under Section 15(d) of the Exchange Act, the Corporation may refuse any such transfer if, as a result of such transfer, the Common Stock, in the aggregate, would be held of record by 300 persons or more (as such terms are used in Rule 12(h)-3 of the Exchange Act). If the Corporation becomes aware that the Common Stock, in the aggregate, becomes held of record by more than 1,900 holders or more than 400 holders who are not “accredited investors” (as such term is defined in Rule 501(a) promulgated under the Securities Act), the Corporation will notify all Stockholders of such fact.

Section 6.02. Registration Rights. Upon consummation of an IPO, the Corporation shall enter into a registration rights agreement with each Stockholder that owns (together with its Related Persons) at least 5.0% of the Aggregate Common Stock as of the consummation of an IPO which will be in a form that is customary for registration rights agreements entered into by similar Persons in similar transactions and reasonably acceptable to the Corporation and each Stockholder party thereto. Without limiting the foregoing, the registration rights agreement shall include and provide for the following with respect to the applicable Stockholders:

(a)(i) two (2) aggregate post-IPO demand registration rights for each Stockholder that owns (together with its Related Persons) at least 10% of the Aggregate Common Stock as of the consummation of the IPO (including customary shelf registration rights), (ii) one (1) post-IPO demand registration right for each Stockholder that owns (together with its Related Persons) at least 5% but below 10% of the Aggregate Common Stock as of the consummation of the IPO (including customary shelf registration rights) and (iii) unlimited post-IPO demand registration rights (including customary shelf registration rights) for any group of Stockholders (together with their Related Persons) who in the aggregate own at least 20% of the Aggregate Common Stock as of the consummation of the IPO; provided that, in the case of each of clauses (i), (ii) and (iii), the Corporation will not be required to effectuate a demand registration more than one time in any six month period and each demand registration right must be for a minimum offering amount, to be more fully detailed in the registration rights agreement;

(b) unlimited piggyback registration rights (subject to customary exceptions and cutback rights);

(c) no more than a one hundred eighty (180) day lock-up provision in the case of an IPO, subject to customary exceptions; and

(d) no more than a ninety (90) day lock-up provision in the case of any other public offering.

Section 6.03. Legends.

(a) All shares of Common Stock issued to any Person shall bear a legend, or be evidenced by notations in a book entry system including a legend, in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO VARIOUS CONDITIONS INCLUDING CERTAIN RESTRICTIONS ON ANY OFFER, SALE, DISPOSITION, TRANSFER AND VOTING AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF FEBRUARY 2, 2021 (THE “STOCKHOLDERS AGREEMENT”), BY AND AMONG SUPERIOR ENERGY SERVICES, INC. (THE “CORPORATION”), AND THE

STOCKHOLDERS PARTY THERETO FROM TIME TO TIME, AND THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE CORPORATION, EACH AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME. NO REGISTRATION OR TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS AND RECORDS OF THE CORPORATION OR ITS TRANSFER AGENT UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH HOLDER OF RECORD OF SUCH SECURITIES A COPY OF THE STOCKHOLDERS AGREEMENT, CERTIFICATE OF INCORPORATION AND BYLAWS, CONTAINING THE ABOVE REFERENCED RESTRICTIONS ON TRANSFERS AND VOTING OF SECURITIES, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

(b) All shares of Common Stock issued to any Person, unless the Corporation determines in good faith such shares were issued in reliance on the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code or another exemption such that the Transfer of such shares are not restricted under the U.S. federal securities laws shall be evidenced by notations in a book entry system including a legend in substantially the following form:

“THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. AS A CONDITION TO ANY TRANSFER, THE CORPORATION RESERVES THE RIGHT TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c) The Corporation acting in good faith may make any necessary modifications to the legends set forth in this Section 6.03 for such legends to comply with applicable Law and to achieve the purpose and intent of the transfer restrictions set forth herein. If any shares of Common Stock cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Charter and the Bylaws, the Corporation, upon the written request of the holder thereof, shall amend the notations in the book entry system (or, if certificated, issue to such holder a new certificate) evidencing such shares accordingly.

Section 6.04. Specific Enforcement. Each Party acknowledges that the remedies at Law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 6.05. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party pursuant to any Transfer or otherwise, except as expressly set forth herein.

Section 6.06. Amendments. No amendment or modification of this Agreement shall be valid unless executed in writing by the Corporation and Stockholders (together with their Related Persons) holding at least a majority of the Aggregate Common Stock; provided that (i) so long as the Goldentree Stockholders are entitled to any Goldentree Director, any amendment or modification of Article 2 (other than Section 2.07) shall also require approval of the Goldentree Stockholders if such amendment or modification would be disadvantageous to the Goldentree Stockholders, (ii) so long as the Monarch Stockholders are entitled to the Monarch Director, any amendment or modification of Article 2 (other than Section 2.07) shall also require approval of the Monarch Stockholders if such amendment or modification would be disadvantageous to the Monarch Stockholders, (iii) any amendment or modification that adversely affects a Stockholder (each such Stockholder, an “Affected Stockholder”) in a manner disproportionate to the manner in which it affects other Stockholders shall also require the approval of Stockholders holding a majority of the Common Stock then held by all such Affected Stockholders, (iv) the provisions of Article 3 cannot be amended or modified with respect to a Stockholder then entitled to an Observer without the prior written consent of such Stockholder, and (v) any amendment or modification of any clause of this Section 6.06, or any other provision of this Agreement, that provides for the approval of a given Stockholder or group of Stockholders or approval by at least a specified percentage of Stockholders shall also require approval of that Stockholder or group of Stockholders or at least that specified percentage of Stockholders, as applicable.

Section 6.07. Termination. Other than Section 5.02, this Agreement shall terminate with respect to a Stockholder as of the time at which such Stockholder ceases to own shares of Common Stock.

Section 6.08. Addresses and Notices. Any notice, request, demand or instruction specified or permitted by this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the applicable recipient or by facsimile, email or other electronic transaction at the address set forth below. Notices will be deemed to have been given hereunder when delivered personally or upon transmission in the case of email, facsimile or other electronic transmission; three (3) days after deposit in the U.S. mail; and one (1) day after deposit with a reputable overnight courier service. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof signed by the Person entitled to such notice, whether before or after the time stated at which such notice is required to be given, shall be deemed equivalent to the giving of such notice.

Notices to the Corporation shall be sent to:

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, TX 77002

Attn: William B. Masters

Email: Bill.Masters@superiorenergy.com

Notices to any Stockholder shall be sent to the address set forth on Schedule A for such Stockholder, as may be updated from time to time. The Corporation and each Stockholder may update their notice information from time to time by providing written notice in compliance with this Section 6.08.

Section 6.09. Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a) Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

(b) Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, or to the extent such court also does not have subject matter jurisdiction, another court of the State of Delaware, County of New Castle, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party at the address provided pursuant to Section 6.08 shall be deemed effective service of process on such Party.

(c) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.10. Representations and Warranties. Except with respect to Common Stock issued to such Stockholder pursuant to the Plan of Reorganization, each Stockholder represents and warrants to the Corporation and each other Stockholder, and each Transferee or recipient of Common Stock represents and warrants to the Corporation and each other Stockholder, upon the Transfer of Common Stock to, or receipt of Common Stock by, such Person, that:

(a) such Stockholder is acquiring the Common Stock being acquired by it for investment and not with a view to distributing all or any part thereof in any transactions which would constitute a “distribution” within the meaning of the Securities Act;

(b) such Stockholder acknowledges that the Common Stock has not been registered under the Securities Act or any state securities Law, and the Corporation is under no obligation to file a registration statement with the SEC or any state securities commission with respect to the Common Stock;

(c) such Stockholder is able to bear the complete loss of his, her or its investment in the Common Stock;

(d) such Stockholder or entity is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) or a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act);

(e) such Stockholder understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such person or entity) promulgated by the SEC under the Securities Act depends upon the satisfaction of various conditions, that such exemption is currently not available and that, if applicable, Rule 144 may in many instances afford the basis for sales only in limited amounts;

(f) such Stockholder, in making his, her or its decision to invest in the Common Stock, (i) has relied upon an independent investigation made by such Stockholder and his, her or its representatives (including financial, tax and legal advisors) to the extent believed to be appropriate by such Stockholder and (ii) has been given the opportunity to examine all documents and to ask questions of, and receive answers from, the Corporation and its representatives concerning the business of the Corporation and the terms and conditions of such Stockholder’s purchase of his, her or its Common Stock;

(g) such Stockholder is duly authorized to join in this Agreement and the Person executing a Joinder on its behalf is duly authorized to do so;

(h) the execution, delivery and performance of a Joinder have been duly authorized by such Stockholder and do not require such Stockholder to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any Law or regulation applicable to such Stockholder or other governing documents or any agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound; and

(i) this Agreement is valid, binding and enforceable against such Stockholder (including, in the case of a Stockholder that is a trust, the trust property) in accordance with its terms as limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (B) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 6.11. No Inconsistent Agreements. The Corporation shall not hereafter enter into any agreement with respect to its Common Stock which is inconsistent with or violates the rights granted to the Stockholders in this Agreement.

Section 6.12. Entire Agreement. This Agreement, the other Organizational Documents, the Plan of Reorganization and any other documents expressly referred to herein or in the Plan of Reorganization embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 6.13. Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

Section 6.14. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. References to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of any governmental authority, Persons succeeding to the relevant functions of such Person). Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. All references to statutes shall include all amendments of the same and any successor or replacement statutes and regulations promulgated thereunder, and all references to regulations shall include all amendments and any successor or replacement regulations. Wherever required by the context, references to a fiscal year shall refer to a portion thereof. The use of the word “include”, “includes” or “including” in this Agreement shall be by way of example rather than by limitation. References to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the schedules and exhibits hereto). The use of the words “or,” “either” and “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 6.15. Aggregation of Affiliates and Related Persons. To the extent any action, consent or right under this Agreement requires a threshold level of ownership of Common Stock by a given Stockholder, the ownership of Common Stock by such Stockholder and its Related Persons shall be aggregated for the purposes of satisfying such threshold.

Section 6.16. Independent Agreement by the Stockholders. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any Common Stock and the Stockholders do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act, as amended. Nothing contained in this Agreement, any of the other Organizational Documents or the Plan of Reorganization and no action taken by any Stockholder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any parties that the Stockholders are in any way acting in concert or as a “group” (or a joint venture, partnership or association), and each of the Corporation and the Stockholders agree to not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement, the other Organizational Documents or the Plan of Reorganization.

Section 6.17. Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Unless expressly provided in this Agreement, no provision is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.18. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Corporation or any of its Affiliates, and no creditor who makes a loan to the Corporation or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Corporation in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Corporation’s profits, losses, distributions, capital or property other than as a secured creditor.

Section 6.19. Waiver. Unless expressly set forth herein, the Parties may not waive any provision of this Agreement, except pursuant to a written instrument signed by the Party or Parties hereto against whom enforcement of such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, constitutes a waiver by the Party taking such action of compliance with any provision of this Agreement. The waiver by any Party of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 6.20. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 6.21. Further Action. The Parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 6.22. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

Section 6.23. Counterparts; Effectiveness. This Agreement may be executed in separate counterparts (including PDFs), each of which will be an original and all of which together shall constitute one and the same agreement binding on all the Parties. This Agreement shall become effective on the date first set forth above.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Superior Energy Services, Inc.

By:	/s/ William B. Masters
Name: William B. Masters
Title: Executive Vice President, General Counsel and Secretary

Signature Page to Stockholders Agreement